                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                NCO GROUP, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 NCO GROUP, INC.
                               507 Prudential Road
                           Horsham, Pennsylvania 19044

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           to be held on May 19, 2003

              -----------------------------------------------------

To the Shareholders of NCO Group, Inc.:

         The 2003 Annual Meeting of Shareholders of NCO Group, Inc. ("NCO" or the "Company") will be held on May 19, 2003 at 2:00 p.m., prevailing time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, for the purpose of considering and acting upon the following:

         1. To elect two Class I directors to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as more fully described in the accompanying Proxy Statement;

         2. To approve amendments to the 1996 Stock Option Plan, as more fully described in the accompanying Proxy Statement; and

         3. To transact such other business as may properly come before the Annual Meeting.

         Only shareholders of record at the close of business on March 12, 2003 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

         If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors


                                         /s/ Michael J. Barrist
                                         ----------------------
                                         MICHAEL J. BARRIST
                                         Chairman of the Board,
                                         President and Chief Executive Officer
Horsham, Pennsylvania
April 17, 2003

                                 NCO GROUP, INC.
                               507 Prudential Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-3000

                    -----------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                    -----------------------------------------


         The accompanying proxy is solicited by the Board of Directors of NCO Group, Inc. ("NCO" or the "Company") for use at the 2003 Annual Meeting of Shareholders (the "Meeting") to be held on May 19, 2003 at 2:00 p.m., prevailing time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 17, 2003.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

         Only shareholders of record, as shown on the transfer books of the Company, at the close of business on March 12, 2003 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. On the Record Date, there were 25,907,667 shares of common stock, no par value per share (the "Common Stock"), outstanding.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of the nominees for director hereinafter named and "for" the approval of Proposal 2, as more fully described herein. With respect to any other matter that properly comes before the meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of NCO. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

         The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

         Each share of Common Stock is entitled to one vote on each matter that may be brought before the Meeting. The election of directors will be determined by a plurality vote and the two nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote, will have no effect on the vote and will not be counted in determining whether the proposal has received the required shareholder vote.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Board of Directors shall consist of not fewer than three nor more than seven directors, with the exact number fixed by the Board of Directors. The Board of Directors currently has fixed the number of directors at six. The Bylaws further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually.

         At the Meeting, shareholders will elect two Class I directors to serve for a term of three years and until each of their respective successors is elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominees or, in the event of inability of any of the nominees to serve for any reason, for the election of such other person as the Board of Directors may designate to fill the vacancy. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

         The following table sets forth information, as of the Record Date, concerning the Company's directors and the nominees for election to the Board of Directors. The director nominees, Michael J. Barrist and Leo J. Pound, were nominated by the Board of Directors and currently serve as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected.

                                                                                            Director        Term
          Name                             Age                  Position                     Since        Expires
--------------------------------          ----                  --------                    --------      -------
Michael J. Barrist (1)                     42      Chairman of the Board, President           1986          2003
                                                   and Chief Executive Officer
William C. Dunkelberg, Ph.D. (2)           60      Director                                   2000          2004
Leo J. Pound (1) (3)                       48      Director                                   2000          2003
Charles C. Piola, Jr.                      55      Director                                   1986          2005
Eric S. Siegel (2) (3)                     46      Director                                   1996          2005
Allen F. Wise (2) (3)                      60      Director                                   1996          2004

------------------
(1) Nominee for director.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

         The following information about the Company's directors is based, in part, upon information supplied by such persons.

         Michael J. Barrist has served as Chairman of the Board, President and Chief Executive Officer of the Company since purchasing the Company in 1986. Mr. Barrist was employed by U.S. Healthcare, Inc. from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a certified public accountant.

         William C. Dunkelberg, Ph.D. was appointed to the Board of Directors of the Company in September 2000. Dr. Dunkelberg is currently Professor of Economics at the Fox School of Business and Management at Temple University, where he served as Dean from 1987 through 1994 and as Director of the Center for the Advancement and Study of Entrepreneurship from 1991 through 1994. Prior to that, Dr. Dunkelberg was a Professor of Economics and Management at Purdue and Stanford Universities. In addition, Dr. Dunkelberg has served as the Chief Economist for the National Federation of Independent Business since 1971.

         Leo J. Pound was appointed to the Board of Directors of the Company in September 2000. Since July 2000, Mr. Pound has been a Principal of Pound Consulting, which provides management consultant services to both public and private enterprises. From February 1999 to July 2000, Mr. Pound was Chief Financial Officer of Marble Crafters, a stone importer and fabricator. From October 1995 to February 1999, he was Chief Financial Officer of Jos. H. Stomel & Sons, a wholesale distributor. Mr. Pound is a certified public accountant and a member of the American and Pennsylvania Institutes of Certified Public Accountants.

         Charles C. Piola, Jr. joined the Company in 1986 as Executive Vice President, Business Development and a director. Mr. Piola retired as Executive Vice President in January 2000 and has been providing services to the Company on a part-time basis since January 2000. Prior to joining NCO, Mr. Piola was the Regional Sales Manager for Trans World Systems from 1983 to 1986 and IC Systems from 1979 to 1981, both of which were accounts receivable management companies.

         Eric S. Siegel was appointed to the Board of Directors of the Company in December 1996. Mr. Siegel has been President of Siegel Management Company, a management consulting firm, since 1983. Since 1981, Mr. Siegel has been an adjunct faculty member at the Wharton School of the University of Pennsylvania. Mr. Siegel currently serves on the board of Astea International Inc.

         Allen F. Wise was appointed to the Board of Directors of the Company in December 1996. Mr. Wise has been a director and President and Chief Executive Officer of Coventry Heath Care, Inc., a managed health care company, or its predecessor, since October 1996. From October 1994 to October 1995, he was Executive Vice President of MetraHealth Companies, Inc., a managed health care company that was acquired by UnitedHealth Group, Incorporated in October 1995. From October 1995 to October 1996, he was Executive Vice President of UnitedHealth Group, Incorporated, a managed health care company. From January 1994 to October 1994, he was President and Chief Executive Officer of Wise Health System, a health care investment company. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care company, and also Chief Operating Officer of Independence Blue Cross, a health care insurance company located in Philadelphia, Pennsylvania. Mr. Wise was Vice President of U.S. Healthcare, Inc. from 1985 to 1991.

Board of Directors, Committees and Attendance at Meetings

         The Board of Directors held six meetings during 2002. Each director attended 75% or more of the meetings of the Board and committees of which they were members during 2002.

         The Board of Directors has appointed a Compensation Committee to:

             o make recommendations to the Board of Directors concerning compensation for the Company's executive officers;

             o review general compensation levels for other employees as a group; and

             o take such other actions as may be required in connection with the Company's compensation and incentive plans.

         During 2002, the Compensation Committee held four meetings. The Report of the Compensation Committee begins on page 9 of this Proxy Statement.

         The Board of Directors also has appointed an Audit Committee to:

             o   engage the Company's independent auditors;

             o review with the independent auditors the plans for and scope of the audit, the audit procedures to be utilized and the results of the audit;

             o review the results and scope of the annual audit of the Company's financial statements;

             o approve the professional services provided by the independent auditors;

             o   review the independence of the independent auditors; and

             o review the adequacy and effectiveness of the Company's internal accounting controls.

The responsibilities of the Audit Committee are described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which was attached as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting of Shareholders. The Audit Committee currently consists of Messrs. Pound, Siegel and Wise. Each member of the Audit Committee is independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee held five meetings during 2002. The Report of the Audit Committee appears on page 5 of this Proxy Statement.

         The Board of Directors has not appointed a standing Nominating Committee. See "Shareholder Proposals" for information concerning the nomination of directors for election.

         The Company owns 63% of the outstanding common stock of NCO Portfolio Management, Inc., sometimes referred to as NCO Portfolio. NCO Portfolio has a separate board of directors with an audit committee and a compensation committee.

Director Compensation

         Each director of the Company who is not also an employee receives an annual fee of $12,500 and a fee of $1,000 for each meeting of the Board attended, plus reimbursement of expenses incurred in attending meetings. In addition, members of the Compensation Committee receive $750 for each Compensation Committee meeting they attend and members of the Audit Committee receive $1,500 for each Audit Committee meeting they attend. Mr. Pound also receives an additional annual fee of $10,000 for his services as Chairman of the Audit Committee.

         Pursuant to the Company's Director Plan, as amended, each person who was a non-employee director as of the date of the approval of amendments to the Director Plan by the Board and each person who thereafter is first elected or appointed to serve as a non-employee director of the Company automatically is granted an option to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant and each person who is re-elected or continues as a non-employee director at each subsequent annual meeting of shareholders automatically is granted an option to purchase 3,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Each of Messrs. Dunkelberg, Pound, Siegel and Wise received an option to purchase 3,000 shares of Common Stock, at an exercise price of $27.51 per share, immediately following the 2002 Annual Meeting of Shareholders. In addition, each of Messrs. Dunkelberg, Pound (assuming that he is reelected at the Meeting), Siegel and Wise will receive an option to purchase 3,000 shares of Common Stock immediately following the Meeting. All options granted under the Director Plan become exercisable one year after the date of grant, except that they become immediately exercisable upon a "change in control" as defined in the Director Plan, and, unless terminated earlier by the terms of the option, expire ten years after the date of grant.

Audit Committee Report

         The Audit Committee has reviewed and discussed the audited financial statements with the Company's management. The Audit Committee also discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Ernst & Young LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                               THE AUDIT COMMITTEE
                                  Leo J. Pound
                                 Eric S. Siegel
                                  Allen F. Wise

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth as of the Record Date, certain information regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors and nominees for director;
(iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) the Company's directors and executive officers as a group. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.


                                                                       Shares Beneficially Owned (1)
                                                                       -----------------------------
               Name of Beneficial Owner                                     Number      Percent
               ------------------------                                     ------      -------
               Awad Asset Management, Inc. (2)...................          1,318,825      5.1%
               Michael J. Barrist (3)............................          2,320,190      8.8%
               William C. Dunkelberg, Ph. D. (4).................             20,400       *
               Stephen W. Elliott (5)............................            125,001       *
               Franklin Resources, Inc. (6)......................          1,327,650      5.0%
               Joshua Gindin, Esq. (7)...........................            450,123      1.7%
               Steven Leckerman (8)..............................            120,569       *
               Charles C. Piola, Jr. (9).........................            645,573      2.5%
               Leo J. Pound (10).................................             19,156       *
               SAFECO Corporation (11)...........................          2,599,427     10.0%
               Eric S. Siegel (12)...............................             51,129       *
               Paul E. Weitzel, Jr. (13).........................            120,668       *
               Steven L. Winokur (14)............................            368,577      1.4%
               Allen F. Wise (5).................................             31,500       *
               All directors and executive officers as a group
                  (11 persons) (15)..............................          4,043,607     14.9%


-----------------------
*Less than one percent.
(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Based upon a Schedule 13G filed with the SEC on February 3, 2003. The address of Awad Asset Management, Inc. is 250 Park Avenue, 2nd Floor, New York, NY 10177.
(3) Includes: (i) 173,288 shares of Common Stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; (ii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist's or Mr. Barrist's family for which Mr. Barrist is a co-trustee; and (iii) 325,000 shares issuable upon the exercise of options. Excludes 152,160 shares held in trust for the benefit of Mr. Barrist's children, as to which shares Mr. Barrist disclaims beneficial ownership. Mrs. Annette Barrist is the mother of Michael J. Barrist. Mr. Barrist's address is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044.
(4)      Includes 18,000 shares issuable upon the exercise of options.
(5)      Represents shares issuable upon the exercise of options.
(6)      Based upon a Schedule 13G filed with the SEC on February 12, 2003. The
         Schedule 13G also included Charles B. Johnson and Rupert H. Johnson, Jr. as beneficial owners. Each of Charles B. Johnson and Rupert H. Johnson, Jr. are principal shareholders of Franklin Resources, Inc. ("FRI"). According to the Schedule 13G, FRI is a holding company and the securities reported as beneficially owned by FRI, Charles B. Johnson and Rupert H. Johnson, Jr. are beneficially owned by one or more closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. Such investment advisory subsidiaries have investment and/or voting power with respect to such shares. The address of Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. Shares beneficially owned include 425,180 shares issuable upon the conversion of the Company's 4.75% convertible subordinated notes.
(7) Includes: (i) 152,160 shares held in trust for the benefit of Mr. Barrist's children for which Mr. Gindin is co-trustee; (ii) 84,160 shares held in trust for the benefit of Mr. Piola's children for which Mr. Gindin is trustee; (iii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist or Mr. Barrist's family for which Mr. Gindin is co-trustee; (iv) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist's family for which Mr. Gindin is trustee; (v) 130,001 shares issuable upon exercise of options; and (vi) 683 shares allocated to Mr. Gindin's account under the Company's 401(k) Plan.
(8)      Includes: (i) 120,001 shares issuable upon exercise of options; and
         (ii) 568 shares allocated to Mr. Leckerman's account under the Company's 401(k) Plan.
(9) Includes 37,000 shares issuable upon the exercise of options. Excludes 84,160 shares held in trust for the benefit of Mr. Piola's children, as to which Mr. Piola disclaims beneficial ownership.
(10) Includes 18,000 shares issuable upon the exercise of options and 1,156 shares owned by Mr. Pound's wife and minor child.
(11)     Based upon a Schedule 13G filed with the SEC on February 13, 2003. The
         Schedule 13G also included SAFECO Asset Management Company ("SAMC"), a subsidiary of SAFECO Corporation, as the beneficial owner of 2,427,327 of the shares of Common Stock shown in the table, and SAFECO Common Stock Trust as the beneficial owner of 1,539,552 of the shares of Common Stock shown in the table. According to the Schedule 13G, SAMC is an investment adviser and 2,419,327 of the reported shares are owned beneficially by registered investment companies, including SAFECO Common Stock Trust, for which SAMC serves as investment advisor. SAFECO Corporation and SAMC disclaimed beneficial ownership of all but 8,000 of the shares reported in the Schedule 13G. The address of SAFECO Corporation is SAFECO Plaza, Seattle, WA 98185. The address of SAMC is 601 Union Street, Suite 2500, Seattle, WA 98101. The address of SAFECO Common Stock Trust is 4854 154th Place NE, Redmond, WA 98052.
(12)     Includes 48,129 shares issuable upon the exercise of options.
(13)     Includes 116,668 shares issuable upon the exercise of options.
(14) Includes: (i) 152,160 shares held in trust for the benefit of Mr. Barrist's children for which Mr. Winokur is a co-trustee; (ii) 216,117 shares issuable upon the exercise of options; and (iii) 300 shares held in custody for the benefit of Mr. Winokur's minor children for which Mr. Winokur is custodian.
(15) Includes: (i) 173,288 shares of Common Stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; (ii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist's or Mr. Barrist's family for which Mr. Barrist and Mr. Gindin are co-trustees; (iii) 152,160 shares held in trust for the benefit of Mr. Barrist's children for which Mr. Winokur and Mr. Gindin are co-trustees; (iv) an aggregate of 1,185,417 shares issuable upon the exercise of options; (v) 300 shares held in custody for the benefit of Mr. Winokur's minor children for which Mr. Winokur is custodian; (vi) 84,160 shares held in trust for the benefit of Mr. Piola's children for which Mr. Gindin is trustee; (vii) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist's family for which Mr. Gindin is trustee; (viii) 1,156 shares owned by Mr. Pound's wife and minor child; (ix) 683 shares allocated to Mr. Gindin's account under the Company's 401(k) Plan; and (x) 568 shares allocated to Mr. Leckerman's account under the Company's 401(k) Plan.

               BENEFICIAL OWNERSHIP OF NCO PORTFOLIO COMMON STOCK

         The Company owns 63% of the outstanding common stock of NCO Portfolio. The following table sets forth as of the Record Date, certain information regarding the beneficial ownership of NCO Portfolio common stock by: (i) each of the Company's directors and nominees for director; (ii) each executive officer of the Company named in the Summary Compensation Table; and (iii) the Company's directors and executive officers as a group. On the Record Date, there were 13,576,519 shares of NCO Portfolio common stock outstanding. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the NCO Portfolio common stock listed below have sole investment and voting power with respect to such shares.


                                                                       Shares Beneficially Owned (1)
                                                                       -----------------------------
               Name of Beneficial Owner                                      Number     Percent
               ------------------------                                      ------     -------
               Michael J. Barrist (2)............................            457,217      3.3%
               William C. Dunkelberg, Ph. D. ....................                  -       *
               Stephen W. Elliott ...............................                  -       *
               Joshua Gindin, Esq. (3) ..........................             55,000       *
               Steven Leckerman .................................                  -       *
               Charles C. Piola, Jr..............................                  -       *
               Leo J. Pound .....................................                  -       *
               Eric S. Siegel ...................................                  -       *
               Paul E. Weitzel, Jr.                                                -       *
               Steven L. Winokur (3).............................             55,000       *
               Allen F. Wise ....................................                  -       *
               All directors and executive officers as a group
                  (11 persons) (4)...............................            567,217      4.1%


----------------
*Less than one percent.
(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes: (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee and Mr. Barrist has the sole power to vote these shares pursuant to an irrevocable proxy; and (ii) 75,000 shares issuable upon the exercise of stock options. Does not include shares of NCO Portfolio common stock owned by the Company.

(3) Represents shares issuable upon the exercise of stock options. Does not include shares of NCO Portfolio common stock owned by the Company.

(4) Includes (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee and Mr. Barrist has the sole power to vote these shares pursuant to an irrevocable proxy; and (ii) 185,000 shares issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial shareholders were complied with during the year ended December 31, 2002, except that the following reports were not timely filed: one report of statement of changes in beneficial ownership (covering four transactions) filed by Charles C. Piola, Jr. and one report of annual statement of beneficial ownership (covering one transaction in 1999, two transactions in 2000 and three transactions in 2001 occurring under the Company's 401(k) Plan) filed by Steven Leckerman.


                             EXECUTIVE COMPENSATION

Compensation Committee Report

         The Compensation Committee makes compensation decisions concerning the executive officers of the Company. The policies of the Company's compensation program with respect to executive officers are:

             o to provide compensation that will attract and retain superior executive talent;

             o to support the achievement of the goals contained in the Company's annual plan by linking a portion of the executive officer's compensation to the achievement of such goals; and

             o to enhance shareholder value by the use of stock options to further align the interests of the executive officers with those of shareholders.

         The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including those benefits that are generally available to all full-time employees of the Company, such as participation in group medical and life insurance plans and a 401(k) plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within similar industries based on formal and informal surveys conducted by the Company.

         Mr. Barrist also serves as President and Chief Executive Officer of NCO Portfolio. Mr. Gindin also serves as Executive Vice President and General Counsel of NCO Portfolio and Mr. Winokur also serves as an employee of NCO Portfolio. The Company owns 63% of the outstanding common stock of NCO Portfolio. The compensation committee of NCO Portfolio makes decisions concerning the compensation payable to Messrs. Barrist, Gindin and Winokur in their capacities as officers and/or employees of NCO Portfolio.

         Base Salary. Generally, the Company enters into long-term employment agreements with each of its executive officers that establish, among other things, minimum base salary levels and incentive compensation arrangements. The Company attempts to set minimum base salary levels at amounts designed to be competitive with executive positions at similarly situated companies. During 2000 and 2003, an independent compensation consultant assisted the Compensation Committee with its review of executive officer compensation levels. Under their employment agreements, as amended and after giving effect to raises they have received subsequent to those agreements, Messrs. Barrist, Elliott, Gindin, Leckerman, Weitzel and Winokur are entitled to receive annual base salaries for 2003 of $564,752, $268,929, $220,737, $325,000, $261,860 and $275,922,
respectively. Such base salaries are adjusted each year in accordance with the Consumer Price Index ("CPI"). Messrs. Barrist, Gindin and Winokur are also entitled to receive annual base salaries for 2003 from NCO Portfolio of $104,744, $52,372 and $52,372, respectively. Such base salaries are adjusted each year in accordance with the CPI.

         Annual Incentive Compensation. Messrs. Barrist, Elliott, Gindin, Leckerman, Weitzel and Winokur generally receive such annual bonuses as are determined by the Compensation Committee. These bonuses are based on attaining certain goals as are determined by the Compensation Committee. As set forth in the Summary Compensation Table, each of the executive officers of the Company, except Mr. Barrist, received bonus compensation during 2002. Messrs. Barrist, Gindin, and Winokur generally receive such annual bonuses from NCO Portfolio as are determined by the compensation committee of NCO Portfolio. These bonuses are based on attaining certain goals as are determined by the compensation committee of NCO Portfolio. None of Messrs. Barrist, Gindin, and Winokur received bonus compensation during 2002 from NCO Portfolio.

         Stock Options. The Company uses the 1996 Stock Option Plan as a long-term incentive plan for executive officers and key employees. The objectives of the 1996 Plan are to align the long-term interests of officers, key employees and directors of, and important consultants to, the Company with the shareholders by creating a direct link between compensation and shareholder return and to enable such persons to develop and maintain a significant long-term equity interest in the Company. The 1996 Plan authorizes the Compensation Committee to award stock options to the Company's officers, key employees, directors and important consultants. In general under the 1996 Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. Information concerning option grants to certain executive officers in 2002 is set forth in the Summary Compensation Table.

         NCO Portfolio uses its 2000 Plan as a long-term incentive plan for executive officers, other key employees, directors and consultants. None of Messrs. Barrist, Gindin and Winokur were granted options to purchase NCO Portfolio common stock in 2002. In February 2003, NCO Portfolio granted options to purchase 25,000, 15,000 and 15,000 shares of NCO Portfolio common stock to Messrs. Barrist, Gindin and Winokur, respectively, each at an exercise price of $6.46 per share, for services provided to NCO Portfolio in 2002.

         Determination of Compensation of Chief Executive Officer. In his capacity as President and Chief Executive Officer of NCO, Mr. Barrist's annual base salary in 2002 was $553,733. NCO raised Mr. Barrist's annual base salary to $564,752 per year, effective January 1, 2003 in accordance with the CPI. NCO did not pay Mr. Barrist a bonus in 2002 because the Company did not attain certain goals as were determined by the Compensation Committee. NCO also did not award Mr. Barrist options to purchase shares of Common Stock in 2002. In addition, in his capacity as President and Chief Executive Officer of NCO Portfolio, Mr. Barrist's annual base salary in 2002 was $102,700. NCO Portfolio raised Mr. Barrist's annual base salary to $104,744 per year, effective January 1, 2003. NCO Portfolio did not pay Mr. Barrist a bonus in 2002 because NCO Portfolio did not attain certain goals as were determined by the compensation committee of NCO Portfolio. NCO Portfolio also did not award Mr. Barrist options to purchase shares of NCO Portfolio Common Stock in 2002. In February 2003, NCO Portfolio granted options to purchase 25,000 shares of NCO Portfolio common stock to Mr. Barrist, at an exercise price of $6.46 per share, for services provided to NCO Portfolio in 2002.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation. The Compensation Committee has considered the impact of Section 162(m) and believes that it will not have a material adverse effect on the Company in 2003.

                           THE COMPENSATION COMMITTEE
                          William C. Dunkelberg, Ph.D.
                                 Eric S. Siegel
                                  Allen F. Wise

Summary Compensation Table

         The following table sets forth the compensation earned during each of the last three years by the Chief Executive Officer and the five other most highly compensated executive officers of the Company whose aggregate salaries and bonuses exceeded $100,000 for services rendered in all capacities to the Company during 2002.


                                                                               Long-Term
                                                                              Compensation
                                                                               Awards (1)
                                                                              -------------
                                                    Annual Compensation
                                                    -------------------
                                                                              Securities
          Name and                                                            Underlying           All Other
    Principal Position                 Year        Salary($)    Bonus($)      Options (#)     Compensation($)(2)
------------------------------------   ----        ---------    --------      -----------     ------------------
Michael J. Barrist (3)                 2002         656,433        --              --                 44,238
Chairman of the Board, President and   2001         621,111      292,895         150,000              51,433
Chief Executive Officer                2000         525,000       50,000         150,000              34,628


Stephen W. Elliott                     2002         263,682       50,000          30,000               2,779
Executive Vice President, Information  2001         256,750      142,978          50,000               3,186
Technology and Chief Information       2000         250,000      120,000          50,000               2,625
Officer

Joshua Gindin, Esq. (4)                2002         267,780       50,000          30,000               6,768
Executive Vice President               2001         251,702      121,018          50,000               5,711
and General Counsel                    2000         205,200      100,000          50,000               2,625

Steven Leckerman                       2002         256,750       50,000          30,000               8,726
Executive Vice President,              2001         250,000      168,750          50,000               8,132
U.S. Operations                        2000         213,007      187,500          50,000               2,625

Paul E. Weitzel, Jr.                   2002         256,750       50,000          30,000               4,258
Executive Vice President, Corporate    2001         250,000      132,891          50,000               4,460
Development and International          2000         205,200      100,000          50,000                 --
Operations

Steven L. Winokur (5)                  2002         321,889       50,000          30,000               7,582
Executive Vice President, Finance,     2001         304,394      165,031          50,000               6,978
Chief Financial Officer and Treasurer  2000         256,250      150,000          75,000               2,625


-------------------
(1) The Company did not grant any restricted stock awards or stock appreciation rights during the year presented.
(2) For 2002, included: (i) the Company matching contribution under the 401(k) Profit Sharing Plan of $2,745, $1,655, $2,750, $2,740 and $2,750
         for Messrs. Barrist, Elliot, Gindin, Leckerman and Winokur, respectively; (ii) premiums for disability and life insurance policies paid by the Company of $5,217, $1,124, $4,018, $5,986, $4,258 and
         $4,832 for the benefit of Messrs. Barrist, Elliot, Gindin, Leckerman, Weitzel and Winokur, respectively; and (iii) in the case of Mr. Barrist, $36,276 representing a portion of the premium for a split-dollar life insurance policy for the benefit of Mr. Barrist paid by the Company. The portion of the premium for the split-dollar life insurance policy was calculated in accordance with SEC regulations as if the premium was advanced to the executive officer without interest until the time the Company expects to recover the premium. The Company no longer pays the premium for this split-dollar life insurance policy. See "Certain Transactions."
(3) Mr. Barrist's salary includes salary paid by NCO Portfolio of $102,700 for 2002 and $81,923 for 2001. Mr. Barrist's bonus in 2001 includes bonus paid by NCO Portfolio of $100,000. "Securities Underlying Options" does not include: (i) options to purchase 25,000 shares of NCO Portfolio common stock granted to Mr. Barrist by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002; and (ii) options to purchase 125,000 shares of NCO Portfolio common stock granted to Mr. Barrist by NCO Portfolio in 2001.
(4) Mr. Gindin's salary includes salary paid by NCO Portfolio of $51,350 for 2002 and $40,962 for 2001. Mr. Gindin's bonus in 2001 includes bonus paid by NCO Portfolio of $25,000. "Securities Underlying Options" does not include: (i) options to purchase 15,000 shares of NCO Portfolio common stock granted to Mr. Gindin by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002; and (ii) options to purchase 90,000 shares of NCO Portfolio common stock granted to Mr. Gindin by NCO Portfolio in 2001.
 (5) Mr. Winokur's salary includes salary paid by NCO Portfolio of $51,350 for 2002 and $40,962 for 2001. Mr. Winokur's bonus in 2001 includes bonus paid by NCO Portfolio of $25,000. "Securities Underlying Options" does not include: (i) options to purchase 15,000 shares of NCO Portfolio common stock granted to Mr. Winokur by NCO Portfolio in 2003 for services provided to NCO Portfolio in 2002; and (ii) options to purchase 90,000 shares of NCO Portfolio common stock granted to Mr. Winokur by NCO Portfolio in 2001.

Option Grants in 2002

         The following table sets forth certain information concerning stock options granted during 2002 to each of the executive officers of the Company named in the Summary Compensation Table. All options were granted on December 6, 2002 at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments beginning one year after the date of grant.

                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                                                                                  Annual Rates of
                                                                                                    Stock Price
                                                                                                 Appreciation for
                                                         Individual Grants                        Option Term (1)
                                       ------------------------------------------------------ ----------------------
                                         Number of      Percent of
                                        Securities    Total Options
                                        Underlying      Granted to    Exercise
                                          Options      Employees in   Price Per   Expiration
         Name                             Granted      Fiscal Year      Share        Date         5%         10%
--------------------------             ------------   --------------  ---------   -----------   ------     ------
 Michael J. Barrist                         --             -- %          $--          --         $--         $--
 Stephen W. Elliott                       30,000          6.1 %         $15.98     12/6/2012   $301,492    $764,040
 Joshua Gindin, Esq.                      30,000          6.1 %         $15.98     12/6/2012   $301,492    $764,040
 Steven Leckerman                         30,000          6.1 %         $15.98     12/6/2012   $301,492    $764,040
 Paul E. Weitzel, Jr.                     30,000          6.1 %         $15.98     12/6/2012   $301,492    $764,040
 Steven L. Winokur                        30,000          6.1 %         $15.98     12/6/2012   $301,492    $764,040


------------------
(1) Represents the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock on the date of grant appreciates in value to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of the Common Stock.


         NCO Portfolio did not grant stock options during 2002 to any of the executive officers of the Company named in the Summary Compensation Table. In February 2003, NCO Portfolio granted options to purchase 25,000, 15,000 and 15,000 shares of NCO Portfolio common stock to Messrs. Barrist, Gindin and Winokur, respectively, each at an exercise price of $6.46 per share, for services provided to NCO Portfolio in 2002.

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

         The following table sets forth certain information concerning stock options exercised during 2002 by each of the executive officers of the Company named in the Summary Compensation Table and the number of unexercised options and the value of unexercised options at December 31, 2002 held by each of the executive officers of the Company named in the Summary Compensation Table.


                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised
                              Shares                               Options at            In-the-Money Options at
                             Acquired                          December 31, 2002          December 31, 2002 (1)
       Name                on Exercise    Value Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
-----------------         ------------   ----------------  -------------------------   -------------------------
Michael J. Barrist                                              325,000 / 150,000              -     /    -
                                 -               -
Stephen W. Elliott               -               -              125,001 /  79,999              -     /    -

Joshua Gindin, Esq.           10,000          $56,991           130,001 /  79,999              -     /    -

Stephen Leckerman             10,000          $56,700           120,001 /  79,999              -     /    -

Paul E. Weitzel, Jr.             -               -              116,668 /  79,999              -     /    -

Steven L. Winokur                -               -              216,117 /  88,333           $105,254 /    -


---------------
(1) Represents the difference between $15.95, the last sale price of the Common Stock on December 31, 2002, as reported on the Nasdaq National Market, and the exercise price of in-the-money options, multiplied by the number of exercisable or unexercisable options held, as applicable.

         The following table sets forth certain information concerning NCO Portfolio common stock options exercised during 2002 by Messrs. Barrist, Gindin and Winokur and the number of unexercised options and the value of unexercised options at December 31, 2002 held by them.


                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised
                              Shares                               Options at            In-the-Money Options at
                             Acquired                          December 31, 2002          December 31, 2002 (1)
       Name                on Exercise    Value Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
-----------------         ------------   ----------------  -------------------------   -------------------------
Michael J. Barrist             -                 -                41,666 / 83,334                - / -
Joshua Gindin, Esq.            -                 -                30,000 / 60,000                - / -
Steven L. Winokur              -                 -                30,000 / 60,000                - / -


-----------------
(1) None of the stock options outstanding as of December 31, 2002 were in-the-money.

Employment Agreements

         The Company has entered into employment agreements with each of Messrs. Barrist, Elliott, Gindin, Leckerman, Weitzel and Winokur. The term of the agreements with Messrs. Barrist, Gindin, Weitzel and Winokur ends on December 31, 2003, the term of the agreement with Mr. Elliott ends on January 31, 2007 and the term of the agreement with Mr. Leckerman ends on November 21, 2004, subject, in each case, to any early termination provisions set forth in the agreements. The salaries and bonuses payable under these agreements are described above in "Compensation Committee Report."

         The agreements for Messrs. Barrist, Gindin and Winokur provide that, in the event of their death or the termination of their employment by the Company other than for cause, as defined in the agreements, the Company shall continue to pay the employee's full compensation, including bonuses, for the balance of the term. The agreements for Messrs. Elliott and Leckerman provide that if the Company terminates their employment without cause, they will continue to be paid their base salary through the balance of the term and a prorated portion of their bonus through the date of termination. The agreement for Mr. Weitzel provides that if the Company terminates his employment without cause, he will be paid his salary for the balance of the term in a lump-sum payment. In addition to a non-disclosure covenant, each employment agreement also contains a non-competition covenant.

Executive Salary Continuation Plan

         The Company has adopted an Executive Salary Continuation Plan that provides beneficiaries of designated participants with a salary continuation benefit in the event of the participant's death while employed by the Company. Participants are selected by the Board of Directors of the Company. The salary continuation payments range from a payment of $30,000 per year for 10 years after the death of the participant to a payment of 50% to 100% of a participant's salary and bonus, subject to a maximum of $400,000 per year, for five years after the death of the participant. The Company maintains insurance on the lives of the participants to satisfy its obligations under the Plan. Each of Messrs. Barrist, Elliott, Gindin, Leckerman, Weitzel and Winokur is a participant in this Plan and their respective beneficiaries will be entitled to receive 100% salary and bonus continuation payments for five years in the event of their death.

Stock Option Plans

         The Company's stock option plans, sometimes referred to as the Plans, consist of the Stock Option Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan"), the 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), the JDR Holdings, Inc. 1997 Stock Option Plan (the "JDR Plan"), and the Compass Employee Incentive Compensation Plan (the "Compass Plan"). The 1996 Plan was amended by the Board in April 2003, subject to shareholder approval. See Proposal 2 - Approval of Amendments to the 1996 Stock Option Plan." The purpose of the Plans is to attract and retain employees, non-employee directors, and independent consultants and contractors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the Plans may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Plans are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the option and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the Plans will become immediately exercisable upon a "change in control" as defined in the Plans. If Proposal 2 is adopted, all options granted under the 1996 Plan after the date of shareholder approval must have a vesting schedule of not less than three years (except that options will continue to vest and become immediately exercisable upon a "change in control" as defined in the 1996 Plan) and may not be exercised more than seven years from the date of grant.

         1995 Plan and 1996 Plan. All officers, directors, key employees, independent contractors and independent consultants of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the 1995 Plan and the 1996 Plan. These Plans are administered by the Compensation Committee of the Board of Directors or, at the option of the Board of Directors, the Board of Directors may administer these Plans. The Compensation Committee will select the optionees and will determine the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify or supplement these Plans and outstanding options and may suspend or terminate these Plans, provided that such action may not adversely affect outstanding options.

         The President of the Company has the authority under the 1996 Plan, as amended, to select the optionees and determine the nature of the option granted, the number of shares subject to each option (subject to an annual limit of 5,000 shares per participant or 10,000 shares with respect to grants to participants in connection with an acquisition), the option vesting schedule and other terms and conditions of each option. However, the President has no authority to grant options to any participant who is subject to Section 16 of the Securities and Exchange Act of 1934.

         As of December 31, 2002, there were options to purchase 4,535,000 shares of Common Stock outstanding under the 1996 Plan and the Company may grant options to purchase an additional 610,000 shares of Common Stock under the 1996 Plan, which includes 500,000 shares of Common Stock subject to shareholder approval in connection with the amendment of the 1996 Plan described in Proposal
2. As of December 31, 2002, there were options to purchase 22,000 shares of Common Stock outstanding under the 1995 Plan and the Company may not grant any additional options under the 1995 Plan. Options granted under these Plans may be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to so qualify, except that incentive stock options may only be granted to employees. These Plans require the exercise price of incentive stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. In the case of incentive stock options granted to a shareholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such option may not be exercised more than five years from the date of grant. The exercise price for non-qualified options, at the discretion of the Compensation Committee, may be less than the fair market value of the Common Stock on the date of grant; however, if Proposal 2 is adopted, the exercise price for non-qualified options granted under the 1996 Plan after the date of shareholder approval must be at least equal to the fair market value of the Common Stock on the date of grant.

         All unexercised options terminate three months following the date on which an optionee's employment by, or relationship with, the Company or any parent or subsidiary of the Company, terminates other than by reason of disability or death (but not later than the expiration date) whether or not such termination is voluntary. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the scheduled termination date). Options are not transferable otherwise than by will or the laws of descent and distribution. No options may be granted under the 1996 Plan after August 2006. No individual may receive options under the 1995 Plan or the 1996 Plan for more than 90% of the total number of shares of the Company's Common Stock authorized for issuance under such Plans.

         Director Plan. All non-employee directors automatically receive options under the Director Plan. The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted.

         The Company is authorized to issue 150,000 shares of Common Stock upon the exercise of options under the Director Plan. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. Each person who is first elected or appointed to serve as a non-employee director of the Company automatically is granted an option to purchase 15,000 shares of Common Stock and automatically is granted an option to purchase 3,000 shares of Common Stock at each annual meeting of shareholders thereafter provided that such person is re-elected or continues as a non-employee director. As of December 31, 2002, there were options to purchase 111,000 shares of Common Stock outstanding under the Director Plan.

         JDR and Compass Plans. In connection with the acquisition of JDR Holdings, Inc. in March 1999 and Compass International Services Corporation in August 1999, the Company assumed the JDR Plan and the Compass Plan and outstanding stock options under those plans. As of December 31, 2002 there were outstanding stock options to purchase a total of 5,000 shares and 107,000 shares of NCO Common Stock under the JDR Plan and Compass Plan, respectively. No additional options may be granted under the JDR Plan or the Compass Plan.

Stock Performance Graphs

          Comparison of Five-Year Cumulative Total Shareholder Returns

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Stock Market and the S&P Midcap 400 Index, assuming an investment of $100 on December 31, 1997, and the reinvestment of all dividends.

         The beginning and end data points used for the performance graph are listed below.

                               [GRAPHIC OMITTED]



 Performance Graph
    Data Points            12/31/97     12/31/98     12/31/99      12/31/00     12/31/01     12/31/02
-----------------------    --------     --------     --------      --------     --------     --------
NCO Group, Inc...........    100          175          117           118           89           62
Nasdaq Composite.........    100          140          259           157          124           85
S&P Midcap 400...........    100          118          133           155          152          129


               Comparison of Cumulative Total Shareholder Returns
                          Since Initial Public Offering

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Stock Market and the S&P Midcap 400 Index, assuming an investment of $100 on November 13, 1996, the date of the Company's initial public offering, and the reinvestment of all dividends.

         The beginning and end data points used for the performance graph are listed below.



                               [GRAPHIC OMITTED]




       Performance Graph
          Data Points          11/13/96   12/31/96   12/31/97  12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
  ---------------------------  --------   --------   --------  --------   --------   --------   --------   --------
  NCO Group, Inc..............   100        130        297        519        348        350        264        184
  Nasdaq Composite............   100        102        125        174        323        196        155        106
  S&P Midcap 400..............   100        102        133        156        177        206        203        171


                              CERTAIN TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consisted of Messrs. Dunkelberg, Siegel and Wise. No person who served as a member of the Compensation Committee during 2002 was a current or former officer or employee of the Company or, except as described below, engaged in certain transactions with the Company required to be disclosed by regulations of the Securities and Exchange Commission. Additionally, there were no compensation committee "interlocks" during 2002, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

NCO Portfolio Management, Inc.

         In February 2001, the Company completed the merger of its subsidiary, NCO Portfolio with Creditrust Corporation ("Creditrust"). Creditrust was a purchaser, collector and manager of defaulted consumer receivables. Creditrust filed for protection under Chapter 11 of the Bankruptcy Code in June 2000. The merger was part of Creditrust's plan of reorganization that was confirmed by the Bankruptcy Court in January 2001. As a result of the merger, the Company owns 63% of the outstanding stock of NCO Portfolio and has elected a majority of the members of NCO Portfolio's board of directors. In connection with this transaction, Michael J. Barrist, the Company's Chairman, President and Chief Executive Officer, purchased 382,217 shares of NCO Portfolio common stock for a purchase price of $2.0 million as part of the plan of reorganization. Mr. Barrist also serves as Chairman, President and Chief Executive Officer of NCO Portfolio. Joshua Gindin, the Company's Executive Vice President and General Counsel, also serves as Executive Vice President and General Counsel of NCO Portfolio and Steven L. Winokur, the Company's Executive Vice President, Finance, Chief Financial Officer and Treasurer, also serves as an employee of NCO Portfolio.

         NCO Portfolio focuses on the purchase of delinquent receivables. NCO Portfolio is a public company that trades under the symbol "NCPM." In connection with the plan of reorganization, the Company entered into a 10-year servicing agreement with NCO Portfolio under which the Company's subsidiary, NCO Financial Systems, Inc. has the right to manage and collect all consumer receivables owned by NCO Portfolio. Under the agreement, NCO Financial Systems is paid a servicing fee that typically ranges from 20% to 40% of collections, depending on the nature of the accounts. Management believes that the fees paid are reasonable and are consistent with rates charged by other collection agencies for the same type of services. For the year ended December 31, 2002, NCO Portfolio paid NCO Financial Systems, Inc. servicing fees of $35.5 million. In addition, the Company intends to refer all opportunities to purchase delinquent receivables in the United States to NCO Portfolio.

         In connection with the merger of Creditrust into NCO Portfolio, the Company amended its revolving credit facility with Citizens Bank of Pennsylvania ("Citizens Bank") to allow the Company to provide NCO Portfolio with a revolving line of credit in the form of a subfacility under its existing credit facility. The borrowing capacity of the subfacility is subject to quarterly reductions of $3.75 million until the earlier of the Maturity Date or the date at which the subfacility is reduced to $25.0 million. NCO Portfolio pays interest to the Company on outstanding borrowings at an interest rate equal to the Company's interest rate under the credit agreement with Citizens Bank plus two percent, all of which (except for one percent) is then paid by the Company to Citizens Bank. As of December 31, 2002, the Company's investment in NCO Portfolio was limited to a $25.0 million equity investment and the $40.0 million subfacility. As of December 31, 2002, the Company had an outstanding loan of $36.9 million to NCO Portfolio under the subfacility.

         In connection with Creditrust's Plan of Reorganization, the Company assumed the lease and purchased related assets of one call center of Creditrust for a purchase price of approximately $1.0 million. During 2002, NCO Portfolio paid the Company $180,000 in costs relating to certain shared services, including office space, human resources, insurance, legal, payroll processing, external reporting, management information systems and certain other administrative services.

         In December 2002, NCO Portfolio invested $2.4 million for an 80% limited partnership interest in a portfolio from a major financial institution in the United Kingdom. NCO Portfolio's 20% general partner in the transaction is NCO Financial Services (UK) Ltd. ("NCO (UK)"), a wholly owned subsidiary of the Company. NCO (UK) is in the business of contingency fee based collections in the United Kingdom, and also purchases accounts receivable in the United Kingdom. NCO (UK) has been servicing the portfolio since originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. Under the partnership agreement, NCO (UK) will receive a 15% preferred distribution for its services to the partnership, including the ongoing servicing of the portfolio. Thereafter, collections are split 80% to NCO Portfolio and 20% to NCO (UK).

Use of Airplane

         The Company uses an airplane that is partly owned by Michael J. Barrist. During 2000, 2001 and most of 2002, the Company paid the total monthly management fee associated with the airplane and its share of out-of-pocket costs to a third-party management company for its use of the airplane. The third-party management company is not affiliated with Mr. Barrist. Effective November 2002, the Company changed its arrangement with Mr. Barrist. The Company now reimburses Mr. Barrist for the use of the plane based on a per-hour rate. The per-hour rate consists of actual operating costs plus the hourly cost equivalent for the monthly management fee, depreciation and interest. The Company paid costs of $368,000, $363,000 and $478,000 for the years ended December 31, 2000, 2001 and
2002, respectively.

Split-Dollar Life Insurance Policies

         The Company is party to certain split-dollar life insurance policies, which were purchased in 1997. These policies separately insure: (i) the joint lives of Michael J. Barrist and his spouse; and (ii) the joint lives of Charles
C. Piola, Jr. and his spouse. Under the terms of the split-dollar agreement, the Company paid the premiums for certain survivorship life insurance policies on the lives of Mr. and Mrs. Barrist and Mr. and Mrs. Charles C. Piola, Jr. with an aggregate face value of $50.0 million and $30.0 million, respectively, only to the extent that the premiums are in excess of the cost of the term insurance coverage. While the proceeds of the policies are payable to the beneficiaries designated by the respective executives, the Company has an interest in the insurance benefits equal to the cumulative amount of premiums it has paid and is not responsible to pay any premiums in excess of the cash surrender value of the respective policies. In November 2002, it was determined that the Company would suspend payment of premiums for these policies. Subsequently, the Company decided to terminate the split-dollar agreements. In conjunction with this termination, the Company will transfer the existing policies to the insured, and will be reimbursed for all premiums paid on these policies. During December 2002, the Company inadvertently paid $138,000 of premiums that were reimbursed by Mr. Barrist and Mr. Piola in January 2003.

Employment of Marc L. Wise

         Marc L. Wise serves as a Senior Vice President of the Company and was paid annual compensation (salary and bonus) of $175,000 for services rendered in 2002, received options to purchase 7,500 shares of Common Stock at an exercise price of $15.98, and received other compensation of $2,861 which included the Company matching contribution under the 401(k) Profit Sharing Plan and premiums for disability and life insurance policies paid by the Company. Marc L. Wise is the son of Allen F. Wise, a director of the Company and a member of the Compensation Committee.

Transactions with PSC

         Eric S. Siegel is a director of PSC Info Group ("PSC"), a provider of outsourced mail services. Mr. Siegel also owns approximately 1% of the outstanding common stock of PSC and provides nonoperational consulting services to PSC. The Company paid PSC a total of $27.5 million for producing and mailing collection letters in 2002, which the Company believes is comparable to or less than other mail outsourcing companies would charge for similar volumes of business. Mr. Siegel has not been, and will not be involved in the negotiation or the administration of the Company's contract with PSC.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENTS TO THE 1996 STOCK OPTION PLAN

         In April 2003, the Board of Directors approved amendments to the 1996 Plan, subject to approval by the shareholders of the Company, to:

             o increase the number of shares of Common Stock authorized for issuance under the 1996 Plan by 500,000 shares from 4,717,000 shares to 5,217,000 shares;

             o require that the exercise price for non-qualified options granted after the date of shareholder approval be at least equal to the fair market value of the Common Stock on the date of grant, as is currently required with respect to incentive stock options;

             o require that options granted after the date of shareholder approval vest and become exercisable in equal installments over a period of not less than three years (except that options will continue to vest and become immediately exercisable upon a "change in control" as currently provided in the 1996 Plan); and

             o require that the maximum term of options granted after the date of shareholder approval shall not exceed seven years, compared with a maximum term of ten years as is currently permitted under the 1996 Plan.

         The 1996 Plan is discussed in "Executive Compensation -- Stock Option Plans." Incentive stock options granted under the 1996 Plan to a shareholder owning, directly or indirectly, in excess of 10% of the Common Stock of the Company will continue to be subject to additional requirements concerning exercise price and term as previously described.

         Under the 1996 Plan, of the 4,717,000 shares of Common Stock authorized under the 1996 Plan, 110,000 shares were available for future options grants at December 31, 2002. The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, employees, non-employee directors and independent consultants and contractors of the Company. The Board of Directors believes that the Company and its shareholders benefit significantly from having the Company's key personnel receive options to purchase the Company's Common Stock, and that the opportunity thus afforded such persons to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options, particularly incentive stock options, are valuable in attracting and retaining highly qualified personnel and in providing additional motivation to such personnel to use their best efforts on behalf of the Company and its shareholders.

         The purpose of the other amendments described above is to further align the 1996 Plan with the interests of the shareholders by requiring that all options be granted at exercise prices at least equal to the fair market value on the date of grant, prescribing a minimum vesting period of at least three years and capping the term of the options at seven years.

         Information concerning options granted in 2002 to the persons named in the Summary Compensation Table is set forth under "Executive Compensation -- Option Grants in 2002" above. Options granted in 2002 were based on the number of options available for issuance under the 1996 Plan at the time of grant. Although, no determination has been made with respect to the grant of any options authorized by the amendment to any director, executive officer or other employee of the Company, the Compensation Committee is considering the following proposed option grants for executive officers if the shareholders approve the amendments to the 1996 Plan described herein. The grants have not been made, are not final and are subject to the discretion of the Compensation Committee:


                                 Name (Position)                                            Options
---------------------------------------------------------------------------------         -----------
Michael J. Barrist (Chairman of the Board, President and Chief
  Executive Officer).............................................................            150,000

Stephen W. Elliott (Executive Vice President, Information Technology
  and Chief Information Officer).................................................             20,000

Joshua Gindin, Esq. (Executive Vice President and General Counsel)...............             20,000

Steven Leckerman (Executive Vice President, U.S. Operations) ....................             20,000

Paul E. Weitzel, Jr. (Executive Vice President, Corporate Development
  and International Operations) .................................................             20,000

Steven L. Winokur (Executive Vice President, Finance, Chief Financial
  Officer and Treasurer).........................................................             20,000

All current executive officers as a group (6 persons) ...........................            250,000


         On April 9, 2003, the last sale price of the Common Stock was $ 15.91 per share as reported on the Nasdaq National Market.

         A summary of certain federal income tax consequences associated with the 1996 Plan is set forth in "Federal Income Tax Consequences of the 1996 Plan."

         There are two reasons for seeking shareholder approval of Proposal 2. One is to satisfy a Nasdaq Stock Market requirement that requires companies whose shares are reported on the Nasdaq National Market to obtain shareholder approval of amendments to stock plans for directors, officers or key employees. The second reason is to satisfy requirements of the Code which require shareholder approval of the amendment in order for options granted for the additional shares issuable under the 1996 Plan to qualify as incentive stock options to the extent so designated and for the 1996 Plan to satisfy one of the conditions of Section 162(m) applicable to performance-based compensation.

         If the shareholders do not approve Proposal 2, then the maximum number of shares issuable under the 1996 Plan will remain at 4,717,000 shares and the other amendments described above will not be effected.

         The Board of Directors recommends that you vote "FOR" approval of Proposal 2.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table details information regarding the Company's existing equity compensation plans as of December 31, 2002(1):

                                                                                                     (c)
                                                (a)                                        Number of securities
                                        Number of securities              (b)              remaining available for
                                          to be issued upon        Weighted-average         future issuance under
                                             exercise of           exercise price of      equity compensation plans
                                        outstanding options,     outstanding options,       (excluding securities
         Plan category                   warrants and rights      warrants and rights    reflected in column (a))(2)
-----------------------------------    ---------------------     --------------------    ---------------------------
Equity compensation plans
approved by security holders                  4,059,000                 $ 23.65                    149,000

Equity compensation plans not
approved by security holders                      -                         -                          -
                                       ---------------------     --------------------    ---------------------------
Total                                         4,059,000                 $ 23.65                    149,000
                                       =====================     ====================    ===========================



(1) The table does not include information on stock options assumed by the Company through acquisitions. At December 31, 2002, 5,000 shares of Common Stock were issuable upon the exercise of options assumed in connection with the acquisition of JDR Holdings, Inc. The weighted average exercise price of these options was $ 51.95. At December 31, 2002, 107,000 shares of Common Stock were issuable upon the exercise of options assumed in connection with the acquisition of Compass International Services Corporation. The weighted average exercise price of these options was $ 44.97.
(2) Does not include the effect of the proposed increase of 500,000 shares under the 1996 Plan described in Proposal 2.

                FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 PLAN

         THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW. EACH PARTICIPANT WHO ACQUIRES SHARES OF COMMON STOCK UNDER THE 1996 PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER INDIVIDUAL TAX POSITION AND THE EFFECT OF ANY LEGISLATIVE REVISIONS ON SUCH POSITION.

         Options granted under the 1996 Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to so qualify ("Non-Qualified Options").

Incentive Stock Options

         Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Options

         Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of Non-Qualified Options pursuant to the 1996 Plan. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162(m)) in an amount equal to such excess, provided that the Company complies with applicable reporting rules.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or capital loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. See "Federal Income Tax Consequences - Incentive Stock Options". The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Limitation on Company's Deduction

         Section 162(m) of the Code will generally limit to $1,000,000 the Company's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not "performance based," the amount that would otherwise be deductible by the Company in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1,000,000.

                              SHAREHOLDER PROPOSALS

         Under the Company's Bylaws, shareholder proposals with respect to the 2004 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than December 19, 2003. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to NCO Group, Inc., 507 Prudential Road, Horsham, PA 19044, Attention: Joshua Gindin, Esq., Secretary of the Company. Each nomination or proposal must include the information required by the Bylaws. All late or nonconforming nominations and proposals will be rejected.

         Shareholder proposals for the 2004 Annual Meeting of Shareholders must be submitted to the Company by December 19, 2003 to receive consideration for inclusion in the Company's Proxy Statement relating to the 2004 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

         In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2004 Annual Meeting of Shareholders is December 19, 2003. As to all such matters which the Company does not have notice on or prior to December 19, 2003, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2004 Annual Meeting of Shareholders to vote on such proposal.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

General

         The Company's independent auditors for 2002 and 2003 are the firm of Ernst & Young LLP, Philadelphia, Pennsylvania. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

         Ernst & Young LLP billed the Company fees of $761,000 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year. In addition, Ernst & Young LLP billed NCO Portfolio fees of $165,000 for professional services rendered for the audit of NCO Portfolio's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in NCO Portfolio's Forms 10-Q for that fiscal year.

Financial Information Systems Design and Implementation Fees

         Neither the Company nor NCO Portfolio engaged Ernst & Young LLP to provide professional services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

         Ernst & Young LLP billed the Company fees of $1,024,000 for services rendered to the Company, other than for services covered by the preceding two paragraphs, for the fiscal year ended December 31, 2002. In addition, Ernst & Young LLP billed NCO Portfolio fees of $184,000 for services rendered to NCO Portfolio, other than for services covered by the preceding two paragraphs, for the fiscal year ended December 31, 2002.

         The Audit Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with Ernst & Young LLP maintaining its independence.

                   ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

         This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for 2002, which contains the Company's Annual Report on Form 10-K for 2002. The Annual Report is not a part of the proxy solicitation materials.

         The Company's website is www.ncogroup.com. The Company makes available, free of charge, on its website, its Annual Report on Form 10-K, including all amendments. In addition, the Company will provide additional paper or electronic copies of its Annual Report on Form 10-K for 2002, as filed with the Securities and Exchange Commission, without charge except for exhibits to the report. Requests should be directed to:

                          NCO Group, Inc.
                          507 Prudential Road
                          Horsham, PA 19044
                          Attention:  Steven L. Winokur,
                                      Executive Vice President, Finance,
                                      Chief Financial Officer and
                                      Treasurer

         The information on the website listed above, is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document. This website is and is only intended to be an inactive textual reference.

                                  OTHER MATTERS

         The Company is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not receive notice by November 18, 2002 were to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                                          By Order of the Board of Directors


                                         /s/ Michael J. Barrist
                                         ----------------------
                                          MICHAEL J. BARRIST,
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Horsham, Pennsylvania
April 17, 2003

APPENDIX A

                                  FORM OF PROXY



                                      PROXY


                                 NCO GROUP, INC.

                  ANNUAL MEETING OF SHAREHOLDERS - MAY 19, 2003

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF NCO GROUP, INC.

         The undersigned hereby constitutes and appoints Steven Leckerman and Steven L. Winokur, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of NCO Group, Inc. (the "Company") to be held on the 19th day of May, 2003, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

         BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.


                                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

 Address Change/Comments (Mark the  corresponding box on the reverse side)


.................................................................................
                              FOLD AND DETACH HERE

                                                                           [ ]
                                                                          Please
                                                                       Mark Here
                                                                     For Address
                                                                       Change or
                                                                        Comments
                                                                SEE REVERSE SIDE



THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2.

PROPOSAL 1. The election of 01 Michael J. Barrist and 02 Leo J. Pound as Class I directors of the Company to hold office for a term of three years and until each of their respective successors is duly elected and qualified.

FOR all nominees listed above (except as marked to the contrary), check this box: [ ]

To WITHHOLD AUTHORITY to vote for all nominees, check this box:  [ ]

To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below:


--------------------------------------------------

PROPOSAL 2. The amendments to the 1996 Stock Option Plan, as more fully described in the accompanying Proxy Statement; and

[ ]                 [ ]                  [ ]
FOR               AGAINST              ABSTAIN

PROPOSAL 3. To transact such other business as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Company's 2002 Annual Report to Shareholders, Notice of the Company's 2003 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

Dated: ________________________________________, 2003


--------------------------------------------------
                      Signature

--------------------------------------------------
             Signature if held jointly

Please sign your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.




--------------------------------------------------------------------------------
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

APPENDIX B



                                 NCO GROUP, INC.
                                 ---------------

                           Resolutions Adopted by the
                               Board of Directors
                               ------------------


                     Amendment of the 1996 Stock Option Plan
                     ---------------------------------------

         RESOLVED, that the Directors of the Corporation have determined that it is in the best interest of the Corporation and its shareholders that the 1996 Stock Option Plan (the "1996 Plan") be amended to:

         o increase the number of shares of Common Stock authorized for issuance under the 1996 Plan by 500,000 shares from 4,717,000 shares to 5,217,000 shares;

         o require that the exercise price for non-qualified options granted after the date of shareholder approval be at least equal to the fair market value of the Common Stock on the date of grant, as is currently required with respect to incentive stock options;

         o require that options granted after the date of shareholder approval vest and become exercisable in equal installments over a period of not less than three years (except that options will continue to vest and become immediately exercisable upon a "change in control" as currently provided in the 1996 Plan); and

         o require that the maximum term of options granted after the date of shareholder approval shall not exceed seven years, compared with a maximum term of ten years as is currently permitted under the 1996 Plan.

         FURTHER RESOLVED, that the foregoing amendments are adopted and approved and the President of the Corporation is authorized and directed to submit such amendment to the shareholders for their approval at the 2003 Annual Meeting of Shareholders.

         FURTHER RESOLVED, that the officers of the Corporation are authorized to prepare such amendments or restatement of the 1996 Plan to effect the amendments described above.